EXHIBIT 99.1

United-Guardian Reports Record Earnings

HAUPPAUGE, N.Y., March 21, 2013 (GLOBE NEWSWIRE) -- United-Guardian, Inc., (Nasdaq:UG) today reported record earnings of $4.8 million and earnings per share of $1.05 for FY-2012, an increase of $0.02 per share over the 2011 earnings. The company was able to achieve record earnings despite a production curtailment by the supplier of one of its pharmaceutical products, which caused a significant drop in the company's shipments of that product for the second half of the year.

Ken Globus, President of United-Guardian, stated, "Although our overall sales were down slightly for the year as a result of our inability to bring in new Renacidin® Irrigation inventory, sales of our personal care products, in particular our Lubrajel® line of moisturizing and lubricating gels, increased enough to partially offset those lost sales. The impact on earnings was minimized as a result of a settlement agreement we reached with our Renacidin supplier, which made up for most of the profit we lost on that product during the year. We are hopeful that we will receive new Renacidin inventory in the third quarter of this year, and are working with a new supplier to avoid any future disruptions. We are also continuing to expand our personal care product lines with our new 'Lubrajel Natural' line of products. I am confident that our continuing efforts to bring new and unique personal care products to the global market, along with the strong marketing efforts of our global marketing partners and the expected resumption of Renacidin sales, will result in another strong year in 2013."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause Registrant's actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE YEARS ENDED
DECEMBER 31, 2012 AND DECEMBER 31, 2011

INCOME STATEMENT DATA

	2012	2011

Net sales	$ 13,825,764	$ 14,338,512

Costs and expenses:
Cost of sales	5,218,959	5,650,160
Operating expenses	2,508,334	2,552,790
Total costs and expenses	7,727,293	8,202,950
Income from operations	6,098,471	6,135,562

Other income (expense):
Investment income	325,017	332,652
(Loss) gain on sale of assets	(14,861)	18,251
Income from damage settlement	518,050	385,182
Total other income, net	828,206	736,085
Income from operations before income taxes	6,926,677	6,871,647

Provision for income taxes	2,095,897	2,155,117
Net income	$ 4,830,780	$ 4,716,530

Earnings per common share (basic and diluted)	$ 1.05	$ 1.03

Weighted average shares (basic and diluted)	4,596,439	4,596,439

BALANCE SHEET DATA

	December 31,
	2012	2011

Current assets	$ 12,623,403	$ 13,972,796
Property, plant, and equipment (net of accumulated depreciation)	1,235,863	1,245,487
Other asset	---	37,672
Total assets	$ 13,859,266	$ 15,255,955

Current liabilities	$ 827,508	$ 1,077,348
Deferred income taxes	193,740	64,578
Total Liabilities	1,021,248	1,141,926

Stockholders' equity	12,838,018	14,114,029
Total liabilities and stockholders' equity	$ 13,859,266	$ 15,255,955
CONTACT: Robert S. Rubinger
         (631) 273-0900